Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2012, except for the change in the presentation of comprehensive income, discussed in Note 1 to the consolidated financial statements, as to which the date is July 17, 2012, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-186259) and the related Prospectus of Sunshine Heart, Inc. for the registration of 3,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 8, 2013